EXHIBIT 4.50

                               COLOR IMAGING, INC.

                                 PROMISSORY NOTE


              Amount: $ 500,000.00          Dated: August 21, 2002

     FOR VALUE RECEIVED, the undersigned, Color Imaging, Inc., a Delaware corporation located at 4350 Peachtree Industrial Blvd, Suite 100, Norcross, GA 30071 ("Maker"), promises to pay to the order of Jui-Hung Wang, an individual, whose address is c/o General Plastic Industrial Co., Ltd, 50, Tsu-Chiang Rd, Wu-Chi Town, Taichung County, Taiwan R.O.C. ("Lender"), the principal sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) ("Amount Advanced") on or before March 1, 2005, ("Maturity Date"). Maker and Lender are collectively referred to hereinafter as the "Parties."

     1. INTEREST RATE.

     The unpaid principal under this Promissory Note (the "Note") shall bear interest at six percent (6.0%) per annum.

     2. PAYMENTS.

     The above-stated Amount Advanced and interest thereon shall be paid as follows:

          INTEREST ONLY. The Maker promises to pay accrued interest on the Amount Advanced in arrears on September 30, 3002 and December 31, 2002 with a final interest only payment due February 28, 2003.

          PRINCIPAL & INTEREST. The Maker promises to pay the Amount Advanced and interest thereon in twenty-three (23) monthly installments of twenty-two thousand one hundred sixty-nine and 60/100 dollars ($22,169.60) each, beginning April 1, 2003 and continuing on the same day of each month thereafter until March 1, 2005, at which time the unpaid balance of the Amount Advanced and all accrued but unpaid interest thereon shall be due and payable.

          VOLUNTARY PREPAYMENT. Maker may, at any time, prepay the unpaid Amount Advanced, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment.

     4. LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

     All amounts due hereunder are payable in lawful money of the United States of America, in immediately available funds, at Lender's address of record, or such other address as Lender may designate, no later than 5:00 p.m., Eastern Standard Time, on the day payment is due.

     5. WAIVERS.

     Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

     6. DEFAULT.

     Maker shall be deemed in default if any of the following events occur: (a) Maker fails to make payments hereunder when due; (b) the entry of a decree or order by a court having appropriate jurisdiction adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or liquidation of Maker under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee over any substantial portion of Maker's property, or ordering the winding up or liquidation of Maker's affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (c) the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent,


                   $500,000 from JuiHung Wang August 21, 2002 or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of Maker; (d) default in the obligation of Maker for borrowed money, other than this Note, or any event that results in acceleration of the maturity of any indebtedness of Maker under any note, indenture, contract, or agreement; (e) Maker fails to comply with any material term, obligation, covenant, or condition contained in this Note and/or the Pledge and Security Agreement, if any; (f) any levy, seizure, attachment, lien, or encumbrance of or on Maker 's property, other than those existing as of the date hereof; and (g) any sale, transfer, or disposition of any interest in Maker 's property, other than in the ordinary course of business, without the written consent of the Lender.

     7. RECOURSE NOTE; SECURITY INTERESTS.

     Maker understands that his Note is an unsecured full recourse promissory note.

     8. ATTORNEYS' FEES.

     In the event it should become necessary to employ counsel to collect this Note, Maker agrees to pay the reasonable attorneys' fees and costs incurred by Lender in connection with Lender's collection efforts, irrespective of whether Lender files suit against Maker.

     9. SECTION HEADINGS.

     Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, the language set forth in each paragraph applies equally to the entire Note.

     10. AMENDMENTS IN WRITING.

     This Note may only be changed, modified or amended in writing signed by the Parties.

     11. SUCCESSORS AND ASSIGNS.

     The Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns, whether voluntary by act of the Parties or involuntary by operation of law.

     12. CHOICE OF LAW, WAIVER OF TRIAL BY JURY.

     The Note and all transactions hereunder and evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Georgia. Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to the Note.

     13. REPRESENTATION AND WARRANTY.

     Maker represents and warrants to Lender that (a) that Maker is in existence and in good standing under the laws of the State of Delaware and its respective jurisdictions of organization, (b) the Articles of Incorporation and Bylaws of Maker have not been amended since September 19, 2001, and (c) the execution and delivery of this Note has been authorized by all requisite corporate action by and on behalf of Maker.

Made and Executed at:  Norcross, Georgia.

MAKER:  COLOR IMAGING, INC.



Signature: /s/ MORRIS E. VAN ASPEREN
          -----------------------------------------------
By:       Morris E. Van Asperen, Executive Vice President


Signature: /s/ CHIA-AN SHIEH
          -----------------------------------------------
By:       Chia-an Shieh, Assistant Secretary



                   $500,000 from JuiHung Wang August 21, 2002


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